Exhibit 99.1

                                            Contacts: Ron Bottrell or Doug Dome
                                                         DNW Communications for
                                                                    Binks Sames
                                                                   312/467-0760

FOR IMMEDIATE RELEASE


                    BINKS SAMES TO PURSUE SALE OF THE COMPANY

FRANKLIN PARK, IL, February 13, 1998--Binks Sames Corporation (Amex: BIN) today announced that it has instructed its investment banker, William Blair & Company, L.L.C., to pursue a sale of the Company. The Board of Directors believes that pursuing a sale is the Company's best available alternative to maximize the value of the business.

     The Company also announced John J. Schornack, 67, resigned and retired from his position as a Director and Chairman of the Board of Directors of the Company.

     Dr. Donald G. Meyer, 63, a director of the Company since 1996 and previously from 1990 to 1995, has been elected Chairman of the Board to succeed Mr. Schornack. Dr. Meyer is the former Dean of Loyola University of Chicago's School of Business Administration and was a Professor of Marketing at Loyola for more than 35 years.

     Doran J. Unschuld, 74, the Company's President and Chief Executive Officer since 1996 and an employee of the Company since 1952, has announced that he will retire as President and Chief Executive Officer at the Company's annual meeting in April 1998.

     The Company also announced that it has completed an interim financing arrangement and is continuing cooperative and productive negotiations with its lenders on a multiyear credit facility.

     The Company announced continuing improvements in its Longmont, Colorado production facility. Production levels for the month of January, 1998 were 15% higher than production levels during its fourth quarter ended November 30, 1997. Production shortfalls began in the second quarter of 1997, coinciding with production being shifted to Longmont from Franklin Park, Illinois which severely impacted sales and earnings.

     As a result of production improvements at Longmont, sales order backlogs for standard products have declined 31% from a peak at August 1, 1997--a trend which the Company expects to continue. Compared to the same period a year ago, year-to-date standard product orders

Binks Sames/2

through January 1998 were up 3% reversing the 7.5% decline experienced during the fourth quarter ended November 30, 1997.

     The Company in the last six months has introduced new products in liquid electrostatic, powder coating equipment, HVLP spray guns, an expanded line of spray booths, and new electronic metering systems, all of which the Company believes are being favorably received in the marketplace.

     Binks Sames is a leading world designer, manufacturer and distributor of spray finishing and coating application equipment. Background information on the Company and its products may be obtained on the corporate website: http://www.binkssames.com

                                      # # #

(Statements regarding pursuing a sale of the Company, the restructuring of its credit facilities, the resignation and/or retirement of certain personnel and the Company's sales and operations constitute "forward looking statements," within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. Although the Company believes that the expectations reflected in such forward looking statements are reasonable, it can give no assurance that such expectations reflected will prove to be correct.

Important factors that could cause actual results to differ materially from the Company's expectations include, without limitation, documenting and finalizing the restructured credit facilities, the actual production levels at Longmont and the continuation of January sales order increases in 1998. No assurance can be given that the forward looking statements will prove to be accurate.)

                                        6